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                                                                 Exhibit (a)(23)

NEWS RELEASE

                         TRW Inc.
                         1900 Richmond Road
                         Cleveland, OH 44124

                                                                          [logo]
--------------------------------------------------------------------------------
                            Contacts
                            TRW             Jay A. McCaffrey     (Cleveland)
                                            216.291.7179         (Media)

                                            Larry Edelman        (Cleveland)
                                            216.291.7506         (Investors)

                            LucasVarity     Nicholas Jones       (UK)
                                            011.44.171.647.0617

                            JP Morgan       Sarah Nash           (New York)
                                            212.483.2323




    TRW ANNOUNCES THAT SUBSEQUENT OFFER PERIOD
    FOR ITS TENDER OFFER FOR LUCASVARITY PLC WILL EXPIRE
    ON MAY 7

    CLEVELAND, April 23, 1999 - TRW Inc. (NYSE: TRW) today announces that the period during which the recommended cash offer for LucasVarity plc (NYSE:
    LVA, LSE: LVA) by TRW Automotive UK remains open for acceptance will expire at midnight (London time), 7:00 p.m. (New York City time) on May 7, 1999.

    As previously announced, TRW is applying the provisions of sections 428 to 430F of the Companies Act 1985 to acquire compulsorily the outstanding LucasVarity shares not purchased in the tender offer. The compulsory acquisition period will expire at midnight (London time), 7:00 p.m. (New York City time) on May 10, 1999.

    LucasVarity securityholders who have not yet accepted the offer are urged to complete and return their acceptance forms as soon as possible.


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TRW/2

    The offer is not being made, directly or indirectly, in or into, Canada, Australia or Japan. Accordingly, neither copies of this announcement nor any related offering documents are to be mailed or otherwise distributed or sent in or into Canada, Australia or Japan.

    TRW, with sales of approximately $12 billion in 1998, provides advanced technology products and services for the automotive, space and defense, and information systems markets. The company's news releases are available through TRW's corporate Web site (http://www.trw.com/).

    LucasVarity plc is a U.K. company with shares traded in London and, in the form of ADRs, on the New York Stock Exchange. The company has $6.8 billion of sales, $5.6 billion of which are derived from the automotive industry and $1.2 billion from aerospace.


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Inquiries should be forwarded to:


U.K. Receiving Agent:                Computershare Services PLC
                                     44 (0) 117 305 1001
U.S. Depositary:                     Morgan Guaranty Trust Company of New York
                                     800.428.4237
Information Agent:                   Georgeson & Company Inc.
                                     800.223.2064